UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 23, 2017

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)
(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On October 23, 2017, registrant issued a press release entitled “Halliburton Announces Third Quarter 2017 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES THIRD QUARTER 2017 RESULTS

•	Income from continuing operations of $0.42 per diluted share

HOUSTON - October 23, 2017 - Halliburton Company (NYSE:HAL) announced today income from continuing operations of $365 million, or $0.42 per diluted share, for the third quarter of 2017. This compares to income from continuing operations for the second quarter of 2017 of $28 million, or $0.03 per diluted share, and adjusted income from continuing operations for the second quarter of 2017 of $201 million, or $0.23 per diluted share, excluding a fair market value adjustment related to Venezuela.

“We had a strong quarter and I am very pleased with our results. Our North American business is hitting on all cylinders and our international business proved resilient in a challenging environment. These results demonstrate why Halliburton is the execution company,” remarked Jeff Miller, President and CEO.

“Total company revenue was $5.4 billion, representing a 10% increase compared to the second quarter of this year. Total operating income was over $630 million, primarily driven by continued strengthening of market conditions in North America and improved profitability in our Drilling and Evaluations product lines. We outgrew our peers on a global basis demonstrating that we are taking market share globally, and we generated industry leading returns.

“The Drilling and Evaluation division revenue increased 4% and operating margins expanded by 260 basis points to approximately 9%, demonstrating solid execution in our international franchise.

“The Completion and Production division revenue increased by 13% in the third quarter and operating margins improved by 215 basis points, despite the approximately 50 basis point negative impact of hurricane Harvey. This was driven by improved activity and pricing throughout North America land in our pressure pumping, completion tools and cementing product service lines.

“Our North American revenue increased by 14%, significantly outperforming the average sequential U.S. land rig count growth of 6%. I am pleased with the progress we made this quarter towards our goal of normalized margins in North America, demonstrating that our strategy is working.

“Outside North America, our conservative outlook for the last several quarters is proving accurate. Our international organization has shown impressive control over their costs and their commitment to making the toughest of markets sustainable.

“Halliburton is proud to be a service company and we believe our investors and customers appreciate that. I am confident we are working on the right things that create the most value and generate the highest returns. Our strong competitive position is not purely a function of geographic footprint. It is demonstrated in the depth of the products and services that we provide to our customers and use to generate industry leading returns for our shareholders,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the third quarter of 2017 was $3.5 billion, an increase of $405 million, or 13%, from the second quarter of 2017, while operating income was $525 million, an increase of $128 million. These increases were primarily due to improved utilization and pricing throughout the United States land sector in the majority of our product service lines, as well as contributions from our recent artificial lift acquisition. Additionally, spring break-up recovery and activity in pressure pumping and completion tools benefitted Canada. Internationally, new contracts in Brazil and increased activity in the Middle East improved results.

Drilling and Evaluation

Drilling and Evaluation revenue in the third quarter of 2017 was $1.9 billion, an increase of $82 million, or 4%, from the second quarter of 2017, while operating income was $180 million, an increase of $55 million. These increases were primarily due to increased drilling activity in the Middle East, North America and Latin America. In the Eastern Hemisphere, growth in our Consulting and Project Management product line was partially offset by activity declines across Asia Pacific.

Geographic Regions

North America

North America revenue in the third quarter of 2017 was $3.2 billion, a 14% increase sequentially, relative to a 6% increase in average U.S. rig count. This improvement was driven primarily by increased utilization and pricing throughout the United States land sector in the majority of our product service lines, primarily pressure pumping, as well as higher well completion and pressure pumping activity in Canada.

International

International revenue in the third quarter of 2017 was $2.3 billion, a 4% increase sequentially, resulting primarily from increased activity across multiple product services lines in Latin America, and increased pressure pumping services and drilling activity in the Eastern Hemisphere.

Latin America revenue in the third quarter of 2017 was $530 million, a 4% increase sequentially, driven by increased activity in Argentina, higher production group activity in Brazil and increased drilling activity in Mexico. These results were partially offset by reduced well completion activity in Venezuela.

Europe/Africa/CIS revenue in the third quarter of 2017 was $722 million, a 6% increase sequentially, primarily due to improved utilization in the majority of our product services lines in the North Sea and improved drilling and well completion services in Russia and Nigeria. These results were partially offset by reduced activity in Angola.

Middle East/Asia revenue in the third quarter of 2017 was $1.0 billion, a 3% increase sequentially, primarily resulting from increased drilling activity in the Middle East and project management activity in Indonesia, partially offset by reduced activity and pricing across Southeast Asia and lower project management activity in Iraq.

Selective Technology & Highlights

•
Halliburton announced the release of GeoTech HE™, a robust drill bit that incorporates new features and materials to deliver enhanced performance and increased reliability in today's high energy drilling systems characterized by very high weight-on-bit and drilling torque. Recent years have seen advances in drilling equipment and practices that have enabled operators to significantly increase energy and drilling speed to reduce costs. As a result, drill bits experience higher forces that challenge traditional design and significantly increase risk of damage. GeoTech HE bits are built to function in these challenging conditions.

•
In August 2017, Halliburton held its annual LIFE event, the oil and gas industry's premier business and technology conference, attracting super majors, independents, national oil companies, service companies and other participants from across the global exploration and production value chain. This year's forum addressed the challenges that companies face as they navigate a rapidly evolving landscape and how digital technologies such as Internet of Things (IoT), cloud and big data analytics are transforming the way business is done.

•
Halliburton and Microsoft announced plans to enter into a strategic alliance to drive digital transformation across the oil and gas industry. The relationship will combine the expertise of global leaders in cloud and digital transformation and exploration and production science, software and services. Both companies will leverage and optimize Microsoft technologies in machine learning, augmented reality, user interactions and Industrial IoT, as well as Azure's high-performance infrastructure and built-in computing capabilities to deliver tightly integrated solutions across the energy value chain. As a first step in the alliance, Halliburton has made DecisionSpace® 365 available on Azure, enabling real-time data streaming from IoT edge devices in oilfields and the ability to apply deep-learning models to optimize drilling and production to lower costs for customers.

•
Sperry Drilling announced the release of Radian™ Azimuthal Gamma Ray and Inclination Service, a geosteering solution that provides real-time, high quality borehole images and continuous inclination measurements. This information provides operators with enhanced data to assist in the decision making of optimal well placement and better reservoir contact for increased production and lower costs per BOE.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With over 50,000 employees, representing 140 nationalities in approximately 70 countries, the company helps its customers maximize value throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production throughout the life of the asset. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, and YouTube.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the resolution of class action lawsuits; indemnification and insurance matters; with respect to repurchases of Halliburton common stock, the continuation or suspension of the repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2016, Form 10-Q for the quarter ended June 30, 2017, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	September 30		June 30
	2017	2016	2017
Revenue:
Completion and Production	$3,537	$2,176	$3,132
Drilling and Evaluation	1,907	1,657	1,825
Total revenue	$5,444	$3,833	$4,957
Operating income:
Completion and Production	$525	$24	$397
Drilling and Evaluation	180	151	125
Corporate and other (a)	(71)	(47)	(114)
Impairments and other charges (b)	—	—	(262)
Total operating income	634	128	146
Interest expense, net	(115)	(141)	(121)
Other, net	(23)	(39)	(26)
Income (loss) before income taxes	496	(52)	(1)
Income tax (provision) benefit	(135)	59	29
Net income	$361	$7	$28
Net (income) loss attributable to noncontrolling interest	4	(1)	—
Net income attributable to company	$365	$6	$28
Basic and diluted net income per share	$0.42	$0.01	$0.03
Basic weighted average common shares outstanding	872	862	869
Diluted weighted average common shares outstanding	873	864	871

(a) Includes an aggregate $42 million of litigation settlements and one-time executive compensation charges in the three months ended June 30, 2017.
(b) During the three months ended June 30, 2017, Halliburton recognized a $262 million fair market value adjustment relating to Venezuela.
See Footnote Table 1 for Reconciliation of As Reported Operating Income to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Income from Continuing Operations to Adjusted Income from Continuing Operations.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Nine Months Ended September 30
	2017	2016
Revenue:
Completion and Production	$9,273	$6,614
Drilling and Evaluation	5,407	5,252
Total revenue	$14,680	$11,866
Operating income (loss):
Completion and Production	$1,069	$22
Drilling and Evaluation	427	546
Corporate and other	(251)	(153)
Impairments and other charges (a)	(262)	(3,189)
Merger termination fee and related costs (b)	—	(4,057)
Total operating income (loss)	983	(6,831)
Interest expense, net (c)	(478)	(502)
Other, net	(67)	(117)
Income (loss) before income taxes	438	(7,450)
Income tax (provision) benefit	(81)	1,836
Income (loss) from continuing operations	357	(5,614)
Loss from discontinued operations, net	—	(2)
Net income (loss)	$357	$(5,616)
Net loss attributable to noncontrolling interest	4	2
Net income (loss) attributable to company	$361	$(5,614)
Amounts attributable to company shareholders:
Income (loss) from continuing operations	$361	$(5,612)
Loss from discontinued operations, net	—	(2)
Net income (loss) attributable to company	$361	$(5,614)
Basic net income (loss) per share	$0.42	$(6.53)
Diluted net income (loss) per share	0.41	(6.53)
Basic weighted average common shares outstanding	$869	$860
Diluted weighted average common shares outstanding	872	860

(a) During the nine months ended September 30, 2017, Halliburton recognized a $262 million fair market value adjustment relating to Venezuela.
(b) During the nine months ended September 30, 2016, Halliburton recognized a $3.5 billion merger termination fee and an aggregate $464 million of charges for the reversal of assets held for sale accounting.

(c) Includes $104 million of costs related to the early extinguishment of $1.4 billion of senior notes in the nine months ended September 30, 2017, as well as $41 million of debt redemption fees and associated expenses in the nine months ended September 30, 2016.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	September 30	December 31
	2017	2016
Assets
Current assets:
Cash and equivalents	$1,898	$4,009
Receivables, net	4,852	3,922
Inventories	2,444	2,275
Prepaid income taxes	53	585
Other current assets	897	886
Total current assets	10,144	11,677

Property, plant and equipment, net	8,432	8,532
Goodwill	2,685	2,414
Deferred income taxes	2,191	1,960
Other assets	2,338	2,417
Total assets	$25,790	$27,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,416	$1,764
Accrued employee compensation and benefits	706	544
Short-term borrowings and current maturities of long-term debt	515	170
Other current liabilities	964	1,545
Total current liabilities	4,601	4,023

Long-term debt	10,423	12,214
Employee compensation and benefits	571	574
Other liabilities	949	741
Total liabilities	16,544	17,552

Company shareholders’ equity	9,217	9,409
Noncontrolling interest in consolidated subsidiaries	29	39
Total shareholders’ equity	9,246	9,448
Total liabilities and shareholders’ equity	$25,790	$27,000

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Nine Months Ended September 30
	2017	2016
Cash flows from operating activities:
Net income (loss)	$357	$(5,616)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation, depletion and amortization	1,163	1,117
Working capital (a)	(502)	609
Tax refund (b)	478	430
Payment related to the Macondo well incident	(368)	(33)
Impairments and other charges	262	3,189
Deferred income tax benefit, continuing operations	(183)	(1,511)
Other	250	(947)
Total cash flows provided by (used in) operating activities (c)	1,457	(2,762)

Cash flows from investing activities:
Capital expenditures	(934)	(625)
Payments to acquire businesses	(628)	—
Proceeds from sales of property, plant and equipment	111	176
Other investing activities	(56)	(73)
Total cash flows used in investing activities	(1,507)	(522)

Cash flows from financing activities:
Payments on long-term borrowings	(1,633)	(3,149)
Dividends to shareholders	(469)	(465)
Other financing activities	92	163
Total cash flows used in financing activities	(2,010)	(3,451)

Effect of exchange rate changes on cash	(51)	(53)
Decrease in cash and equivalents	(2,111)	(6,788)
Cash and equivalents at beginning of period	4,009	10,077
Cash and equivalents at end of period	$1,898	$3,289
(a) Working capital includes receivables, inventories and accounts payable.
(b) We received $478 million and $430 million in U.S. tax refunds during the third quarter of 2017 and 2016, respectively, primarily as a result of our carry back of net operating losses we recognized in previous periods.

(c) Includes a $3.5 billion merger termination fee paid during the second quarter of 2016.

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	September 30		June 30
Revenue	2017	2016	2017
By operating segment:
Completion and Production	$3,537	$2,176	$3,132
Drilling and Evaluation	1,907	1,657	1,825
Total revenue	$5,444	$3,833	$4,957

By geographic region:
North America	$3,163	$1,658	$2,770
Latin America	530	415	508
Europe/Africa/CIS	722	744	679
Middle East/Asia	1,029	1,016	1,000
Total revenue	$5,444	$3,833	$4,957

Operating Income
By operating segment:
Completion and Production	$525	$24	$397
Drilling and Evaluation	180	151	125
Total	705	175	522
Corporate and other	(71)	(47)	(114)
Impairments and other charges	—	—	(262)
Total operating income	$634	$128	$146

See Footnote Table 1 for Reconciliation of As Reported Operating Income to Adjusted Operating Income.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Nine Months Ended September 30
Revenue	2017	2016
By operating segment:
Completion and Production	$9,273	$6,614
Drilling and Evaluation	5,407	5,252
Total revenue	$14,680	$11,866

By geographic region:
North America	$8,164	$4,968
Latin America	1,501	1,432
Europe/Africa/CIS	2,005	2,317
Middle East/Asia	3,010	3,149
Total revenue	$14,680	$11,866

Operating Income (Loss)
By operating segment:
Completion and Production	$1,069	$22
Drilling and Evaluation	427	546
Total	1,496	568
Corporate and other	(251)	(153)
Impairments and other charges	(262)	(3,189)
Merger termination fee and related costs	—	(4,057)
Total operating income (loss)	$983	$(6,831)

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended
	September 30, 2017	June 30, 2017
As reported operating income	$634	$146

Impairments and other charges (a)	—	262

Adjusted operating income (b)	$634	$408

(a)	During the three months ended June 30, 2017, Halliburton recognized a $262 million fair market value adjustment relating to Venezuela.
(b)
Management believes that operating income adjusted for impairments and other charges for the three months ended June 30, 2017 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views this excluded item to be outside of the company's normal operating results. Management analyzes operating income without the impact of this item as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of this item. Adjusted operating income is calculated as: “As reported operating income” plus "Impairments and other charges" for the three months ended June 30, 2017. There were no such operating charges for the three months ended September 30, 2017.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Income from Continuing Operations to
Adjusted Income from Continuing Operations
(Millions of dollars and shares except per share data)
(Unaudited)

Three Months Ended
June 30, 2017
As reported income from continuing operations attributable to company	$28

Adjustments:
Impairments and other charges	262
Total adjustments, before taxes (a)	262
Income tax benefit	(89)
Total adjustments, net of tax	$173

Adjusted income from continuing operations attributable to company	$201

Diluted weighted average common shares outstanding	871

As reported income from continuing operations per diluted share (b)	$0.03
Adjusted income from continuing operations per diluted share (b)	$0.23

(a)
Management believes that income from continuing operations adjusted for impairments and other charges is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes income from continuing operations without the impact of these items as an indicator of performance, to identify underlying trends in the business and to establish operational goals. The adjustment removes the effect of these items. Adjusted income from continuing operations attributable to company is calculated as: “As reported income from continuing operations attributable to company” plus "Total adjustments, net of tax" for the three months ended June 30, 2017. There were no such operating charges for the three months ended September 30, 2017.

(b)
As reported income from continuing operations per diluted share is calculated as: "As reported income from continuing operations attributable to company" divided by "Diluted weighted average common shares outstanding." Adjusted income from continuing operations per diluted share is calculated as: "Adjusted income from continuing operations attributable to company" divided by "Diluted weighted average common shares outstanding."

Conference Call Details
Halliburton will host a conference call on Monday, October 23, 2017, to discuss the third quarter 2017 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call live via webcast. Interested parties may also participate in the call by dialing (888) 393-0263 within North America or (973) 453-2259 outside North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or (404) 537-3406 outside of North America, using the passcode 63665948.

###

CONTACTS

For Investors:
Lance Loeffler
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	October 23, 2017	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President, Public Law and
Assistant Secretary